Certificate of Amendment to Articles of Incorporation
for
EDGEWATER FOODS INTERNATIONAL, INC.

Pursuant to the provisions of Nevada’s General Corporate Law, Section 242, the undersigned hereby adopts the following Articles of Amendment for EDGEWATER FOODS INTERNATIONAL, INC. (the “Company”):

1.	Name of the Corporation is EDGEWATER FOODS INTERNATIONAL, INC.
2.	The articles have been amended as follows:

Article 1

       Name of the Corporation is Ocean Smart, Inc.

Signatures

_____________________
President & CEO